Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of DowDuPont Inc. of our report dated February 2, 2017, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in E. I. du Pont de Nemours and Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 13, 2017 relating to the financial statements, which appears in the Annual Report of the DuPont Retirement Savings Plan Annual Report on Form 11-K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 1, 2017